EXHIBIT 10.01

ITT CORPORATION 2011 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the 4th day of March 2014, by and between ITT Corporation (the “Company”) and _______________ (the “Participant”),
WITNESSETH:
WHEREAS, the Participant is now employed by the Company or an Affiliate of the Company, and in recognition of the Participant's valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Participant to receive a performance-based long-term incentive award, pursuant to the provisions of the ITT Corporation 2011 Omnibus Incentive Plan, as approved by the Board of Directors on February 23, 2011 and effective May 11, 2011 (the “Plan”).
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, which is incorporated herein as part of this Agreement and which provides definitions for capitalized terms not otherwise defined herein, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Award and Performance Period. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant this performance unit award (the “Award”). A performance unit corresponds to the right to receive one Share, subject to the terms of the Award. The target number of performance units subject to this Award is _______________ (the “Target Units”). The actual number of performance units that will be settled under this Award will depend upon the achievement of the threshold performance goal described in Section 2 of this Agreement during the Performance Period, which for this Award commences January 1, 2014 and ends December 31, 2016.

2.
Threshold Condition to Payout of Awards. The Award payable under this Agreement shall not be due and payable to the Participant unless the Company’s earns a level of Earnings Before Interest, Taxes, Depreciation and Amortization in any rolling consecutive four calendar quarter period beginning with the calendar quarter in which the Performance Period begins that exceeds $159 million (the “Threshold”). In the event that the Threshold is exceeded in any such rolling consecutive four calendar quarter period, then the number of performance units due and payable to the Participant hereunder shall be a number equal to the number of Target Units set forth above multiplied by two. Notwithstanding the foregoing, the Committee reserves the right, in the exercise of its total discretion, to reduce the number of performance units that shall be due and payable to the Participant hereunder.

3.
Additional Terms and Conditions. For guidance to the Committee in determining the level of the Award that may be paid hereunder, the Committee will examine the Award under the following terms and conditions but is not obligated to apply these factors in determining the actual amount of Awards payable hereunder:

(a)	Performance Unit Award Payout. A “Performance Unit Award Payout” shall be calculated and shall represent the sum of the TSR Unit Payout and the ROIC Unit Payout, each as described below.

(i)
TSR Unit Payout. 50% of the Target Units shall be “TSR Target Units.” The performance units calculated with respect to the TSR Target Units shall be determined in accordance with the following formula:

TSR Unit Payout = Payout Factor X TSR Target Units
The “Payout Factor” is based on the Company’s Total Shareholder Return (defined and measured as described below, the “TSR”) for the Performance Period relative to the TSR for each company in the S&P 400 Capital Goods Index (“Peer Group”), determined in accordance with the following table:

If Company’s TSR rank against the S&P 400 Capital Goods Index is	TSR Payout Factor (% of TSR Target Units)
less than the 35th percentile	0%
at the 35th percentile	50%
at the 50th percentile	100%
at the 80th percentile or more	200%
The Payout Factor is interpolated for actual results between the 35th percentile and the 80th percentile shown above.

The term “Total Shareholder Return” for a particular Performance Period means the rate of return (expressed as a percentage) achieved with respect to the common stock of the Company and the common stock of each company in the Peer Group for such Performance Period. Total Shareholder Return includes the sum of two components:
•The cumulative percentage change in the common stock price from the beginning of the Performance Period to the end of the Performance Period measured as the change between the average closing price of such common stock for the trading days occurring in the month ending December 31, 2013 and the month ending December 31, 2016; and
•All dividends paid and any other extraordinary shareholder actions paid with respect to a share of common stock during such Performance Period are accumulated with assumed reinvestment in the common stock of the Company and divided by the average closing prices for the trading days occurring in the month ending December 31, 2013.

(ii)
ROIC Unit Payout. 50% of the Target Units shall be “ROIC Target Units.” The performance units calculated with respect to the ROIC Target Units shall be determined in accordance with the following formula:

ROIC Unit Payout = Payout Factor X ROIC Target Units
The “Payout Factor” is based on the Return on Invested Capital (“ROIC”) achieved during the final year of the Performance Period. ROIC refers to a percentage calculated by dividing (A) income from continuing operations attributable to the Company, adjusted to exclude the after-tax impact from special items, interest expense, and amortization expense from intangible assets by (B) average total assets of continuing operations, less asbestos-related assets (including deferred tax assets on asbestos-related matters) and non-interest bearing current liabilities for the five preceding quarterly periods, adjusted to exclude the after-tax impact from special items. Special items represent significant charges or credits that impact results, but may not be related to the Company’s ongoing operations and performance. The “Payout Factor” is determined in accordance with the following table:

Return on Invested Capital	ROIC Payout Factor (% of ROIC Target Units)
X%	50%
X%	100%
X%	200%
The Payout Factor is interpolated between the actual ROIC results.

(b)
Form and Timing of Payment of Award. Except as provided in subsection 2(d), payment with respect to an earned and calculated Performance Unit Award shall be made as soon as practicable (but not later than March 15th) in the calendar year following the close of the Performance Period. Payment shall be made in Shares in an amount equal to the Performance Unit Award Payout, as determined under subsection 2(a).

(c)
Effect of Termination of Employment. Except as otherwise provided below, if the Participant’s employment with the Company or an Affiliate of the Company is terminated for any reason prior to the end of the Performance Period, any Award subject to this Agreement shall be immediately forfeited.

(i)
Termination due to Death or Disability. If the Participant’s termination of employment is due to death or Disability (as defined below), the Award shall vest and will be payable at the time and in the form as provided in subsection 2(b) above and shall be based on the performance criteria set forth in subsection 2(a) above as measured for the entire Performance Period.

(ii)
Termination due to Early Retirement. If the Participant’s termination of employment is due to Early Retirement (as defined below), then a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(b) above. The prorated portion of the Award that vests due to termination of the Participant's employment due to Early Retirement shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(a) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period.

(iii)
Termination by the Company for Other than Cause. If the Participant’s employment is terminated by the Company (or an Affiliate of the Company, as the case may be) for other than Cause, a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(b) above. The prorated portion of the Award that vests due to termination of the Participant's employment by the Company for other than cause shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(a) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period. The term “Cause” shall means “cause” as defined in any employment agreement then in effect between the Participant and the Company, or if not defined therein, or if there is no such agreement, the Participant’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Participant’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Participant’s supervisor, as determined by the Company or an affiliate; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; (g) the Participant’s violation of any of the applicable provisions of subsection 2(h) of this Agreement; or (h) material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an affiliate. The determination of the existence of Cause shall be made by the Company in good faith, and such determination shall be conclusive for purposes of this Agreement.

(iv)
Termination Due to Normal Retirement. Notwithstanding any provisions of this Agreement to the contrary, the number of Target Units awarded hereunder may be reduced in the event that the Participant terminates with the Company due to Normal Retirement at any time within the calendar year in which the Performance Period related to the Target Units begins. In such an event, the amount of the Target Units for all purposes under this Agreement shall thereafter equal the number of the Target Units granted herein multiplied by a faction, the numerator of which is the number of full months in such calendar year that were completed before the Participant’s termination and the denominator of which is 12. If the Participant’s termination of employment is due to Normal Retirement (as defined below), this Award will continue to vest through the end of the Performance Period, but only if the Participant satisfies the applicable provisions set forth in subsection 2(i) below after such separation from service. The amount of the payment of the Award will be determined in accordance with subsection

2(a) above, and payment will be made at the time and form provided in subsection 2(b) above. If the Participant violates the aforementioned provisions, the Participant shall forfeit this Award.

(v)
Early and Normal Retirement. For purposes of this Agreement, the term “Early Retirement” shall mean any termination of the Participant’s employment after the date the Participant attains age 55 and completes 10 or more years of Effective Service (as such term is defined in the ITT Corporation Retirement Savings Plan for Salaried Employees). The term “Normal Retirement” shall mean any termination of the Participant’s employment after the date the Participant attains age 62 and completes 10 or more years of Effective Service (as such term is defined in the ITT Corporation Retirement Savings Plan for Salaried Employees) or, if earlier, (B) the date the Participant attains age 65.

(vi)
Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

(d)
Prorated Vesting Upon Early Retirement or Termination of Employment After an Acceleration Event. Notwithstanding anything in the Plan to the contrary, if, during the Performance Period, the Participant’s employment is terminated on or within two (2) years after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than Cause, as defined herein, and not because of the Participant’s Early or Normal Retirement, Disability, or death, or (B) by the Participant because of Good Reason, then the Award shall become fully vested and valued as provided below in this subsection 2(d) and shall be paid within 30 days following the date of termination. Notwithstanding any provisions of this Agreement to the contrary, the value of the Performance Unit Award Payout payable under this subsection 2(d) shall be equal to the greater of (i) the product of the aggregate number of performance units using the same percentages applied to the Target TSR Units and Target ROIC Units for payment purposes at the completion of the Performance Period last ending before the date the Participant terminated employment multiplied by the market price of a Share on the date of the Acceleration Event or (ii) the product of the Target Units granted hereunder multiplied by the market price of a Share on the date of the Acceleration Event. For this purpose, the term “Good Reason” shall mean (i) without the Participant’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Participant, (a) a reduction in the Participant’s annual base compensation (whether or not deferred), (b) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (c) any other action by the Company or its affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (ii) without the Participant’s express written consent, the Company’s requiring the Participant’s primary work location to be other than within twenty-five (25) miles of the location where the Participant was principally working immediately prior to the Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company notice thereof prior to such date.

(e)
Other Payments After an Acceleration Event. In the event a Performance Period ends after the occurrence of an Acceleration Event, then, notwithstanding any provisions of this Agreement to the contrary, the value of the Performance Unit Award Payout payable at a time otherwise provided herein shall be equal to the greater of (i) the product of the aggregate number of performance units using the same percentages applied to Target TSR Units and Target ROIC Units for payment purposes at the completion of the Performance Period last ending before the date of the Acceleration Event multiplied by the market price of a Share on the date of the Acceleration Event or (ii) the product of the Target Units granted hereunder multiplied by the market price of a Share on the date of the Acceleration Event.

(f)
Tax Withholding. Payments with respect to Awards under the Plan shall be subject to applicable tax withholding obligations as described in Article 15 of the Plan, or, if the Plan is amended, successor provisions.

(g)
No Shareholder Rights. The Participant shall not be entitled to any rights or privileges of ownership of Shares with respect to this Award unless and until a Share is actually delivered to the Participant in settlement of this Award pursuant to this Agreement.

(h)
Participant Bound by Plan and Rules. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Participant agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the settlement of the Award subject to this Agreement. The Committee shall be authorized to make all necessary interpretations concerning the provisions of this Agreement and the proper application of those provisions to particular fact patterns, including but not limited to the basis for the Participant’s termination of employment, and any such interpretation shall be final. Capitalized terms used herein and not otherwise defined shall be as defined in the Plan.

(i)
Non-Competition, Non-Solicitation and Non-Disparagement. In consideration of the Company entering into this Agreement with the Participant, the Participant agrees that throughout his or her term of employment with the Company and for a period of twelve (12) months following the Participant’s date of termination with the Company, the Participant shall not, directly or indirectly, divert or attempt to divert or assist others in diverting any business of the Company by soliciting, contacting or communicating with any customer or supplier of the Company with whom the Participant has direct or indirect contact or upon termination of employment has had direct or indirect contact during the twelve (12) month period immediately preceding the Participant’s date of termination with the Company. The Participant further agrees that for a period of twelve (12) months following his or her date of termination with the Company the Participant shall not, directly or indirectly, solicit, induce, attempt to induce or assist others in attempting to induce any employee of the Company with whom the Participant has worked or had material contact with, during the twelve (12) month period immediately preceding the termination of the Participant’s employment, to leave the employment of the Company or a subsidiary of the Company or to accept employment or affiliation with any other company or firm of which the Participant becomes an employee, owner, partner or consultant. The Participant agrees that throughout his or her term of employment with the Company and for a period of twelve (12) months following the Participant’s date of termination that the Participant will not make any statements, orally or in writing, cause to be published or in any way disseminate any information concerning the Company or any subsidiaries of the Company concerning the Company’s business, business operations or business practices that in any way, in form or substance, harms, disparages or otherwise casts an unfavorable light upon the Company or any subsidiaries of the Company or upon any of their reputations or standing in the business community or the community as a whole.

(j)
Governing Law. This Agreement is issued in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(k)
Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

(l)
Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any portion of this Award that would otherwise be distributed upon the Participant’s termination of employment, shall instead be distributed on the earlier of (x) the first business day of the seventh month following the date of the Participant’s termination of employment or (y) the Participant’s death.

(ii)	It is intended that this Agreement shall comply with the provisions of Section 409A, or an exception to Section 409A, to the extent applicable, so as not to subject the Grantee to the payment of interest and taxes under Section 409A. Accordingly, any payments to be made upon a vesting event under this Agreement shall be made no later than March 15th of the year after the year in which the Award vests. Further, any reference to termination of employment, Early Retirement, Normal Retirement, separation from service, or similar terms under this Agreement shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer, President or a Vice President, as of the 4th day of March 2014.

Agreed to:                            ITT Corporation

_____________________________
Participant

Dated: _________________                    Dated: March 4, 2014